As filed with the Securities and Exchange Commission on January 30, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

INTRAWEST RESORTS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3681098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1621 18th Street, Suite 300 Denver, Colorado (303) 749-8200	80202
(Address of Principal Executive Offices)	(Zip Code)

INTRAWEST RESORTS HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Joshua B. Goldstein, Esq.
Chief General Counsel
Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300

Denver, Colorado 80202
(303) 749-8200
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Gregory A. Fernicola, Esq.
Joseph A. Coco, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	4,500,700	$12.00	$54,008,400	$6,957

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.01 per share (“Common Stock”), of Intrawest Resorts Holdings, Inc. (the “Company”) that may be issued and sold under the Intrawest Resorts Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)    Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 30, 2014 (Registration No. 333-192252), which contains audited financial statements for the latest year for which such statements have been filed;

(b)   The Company’s prospectus, dated on or about January 30, 2014, to be filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-192252); and

(c)    The description of Common Stock contained in the registration statement on Form 8-A dated January 29, 2014, filed with the SEC by the Company to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

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All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Company’s restated certificate of incorporation, amended and restated bylaws and Delaware law as such provisions relate to the Company’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Company’s restated certificate of incorporation, amended and restated bylaws and Delaware law.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”) allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

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Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s restated certificate of incorporation states that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, the Company’s restated certificate of incorporation authorizes the Company to indemnify any and all persons whom the Company has the power to indemnify under the law.

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The Company’s amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (1) the Company’s board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on the Company’s behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay the Company if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Company’s restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company maintains directors’ and officers’ liability insurance for its officers and directors.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9.        Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 30, 2014.

INTRAWEST RESORTS HOLDINGS, INC.

By:	/s/ William A. Jensen
	Name:	William A. Jensen
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William A. Jensen and Joshua B. Goldstein, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ William A. Jensen	Chief Executive Officer and Director	January 30, 2014
William A. Jensen	(Principal Executive Officer)

/s/ Gary W. Ferrera	Chief Financial Officer and Treasurer	January 30, 2014
Gary W. Ferrera	(Principal Financial Officer)

/s/ Juan C. Perez	Senior Vice President, Corporate Controller and Treasury	January 30, 2014
Juan C. Perez	(Principal Accounting Officer)

/s/ Wesley R. Edens	Director	January 30, 2014
Wesley R. Edens

/s/ Richard Armstrong	Director	January 30, 2014
Richard Armstrong

/s/ William J. Clifford	Director	January 30, 2014
William J. Clifford

/s/ Richard E. Georgi	Director	January 30, 2014
Richard E. Georgi

/s/ John W. Harris III	Director	January 30, 2014
John W. Harris III

/s/ Timothy Jay	Director	January 30, 2014
Timothy Jay

PART III

INDEX OF EXHIBITS

Exhibit No.	Description
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages hereto).
99.1	Intrawest Resorts Holdings, Inc. 2014 Omnibus Incentive Plan.